As filed with the Securities and Exchange Commission on March 29, 2013
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Cousins Properties Incorporated
(Exact Name of Registrant as Specified in its Charter)

Georgia	58-0869052
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
191 Peachtree Street
Suite 500
Atlanta, Georgia 30303-1740
(404) 407-1000
(Address, Including Zip Code and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Pamela F. Roper	Copy to:
Senior Vice President - General Counsel Cousins Properties Incorporated 191 Peachtree Street Suite 500 Atlanta, Georgia 30303-1740 Telephone: (404) 407-1000	Alan J. Prince, Esq. King & Spalding LLP 1180 Peachtree Street, N.E. Atlanta, Georgia 30309 Telephone: (404) 572-4600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.
Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer     ☒                        Accelerated filer
Non-accelerated filer                              Smaller reporting company
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered / Proposed Maximum Offering Price Per Unit / Proposed Maximum Aggregate Offering Price / Amount of Registration Fee
Common Stock, Warrants, Debt Securities, Preferred Stock and Depositary Shares	(1)

(1)
An indeterminate initial offering price or principal amount of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee. Each security registered hereby may be issued separately or with other securities registered hereby.

PROSPECTUS

Cousins Properties Incorporated
Common Stock
Warrants
Debt Securities
Preferred Stock
Depositary Shares
We may offer and sell, from time to time, in one or more offerings, together or separately, any combination of the securities described in this prospectus. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly, on a continuous or delayed basis.
This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.
Our principal executive offices are located at 191 Peachtree Street, Suite 500, Atlanta, Georgia 30303-1740 and our telephone number is (404) 407-1000.
Our common stock trades on the New York Stock Exchange under the symbol “CUZ.” On March 28, 2013, the last sales price of our common stock on the New York Stock Exchange was $10.69 per share.
Our Series A Cumulative Redeemable Preferred Stock trades on the New York Stock Exchange under the symbol “CUZPRA.” On March 28, 2013, the last sales price of our Series A Cumulative Redeemable Preferred Stock on the New York Stock Exchange was $25.64 per share.
Our Series B Cumulative Redeemable Preferred Stock trades on the New York Stock Exchange under the symbol “CUZPRB.” On March 28, 2013, the last sales price of our Series B Cumulative Redeemable Preferred Stock on the New York Sock Exchange was $25.44 per share.
Investing in our securities involves risks. You should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.
The date of this prospectus is March 29, 2013.

TABLE OF CONTENTS
    Page
ABOUT THIS PROSPECTUS2
WHERE YOU CAN FIND MORE INFORMATION2
COUSINS PROPERTIES INCORPORATED3
FORWARD-LOOKING STATEMENTS3
RISK FACTORS6
USE OF PROCEEDS6
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
    FIXED CHARGES AND PREFERRED STOCK DIVIDENDS    7
DESCRIPTION OF COMMON STOCK7
DESCRIPTION OF WARRANTS12
DESCRIPTION OF DEBT SECURITIES13
DESCRIPTION OF PREFERRED STOCK20
DESCRIPTION OF DEPOSITARY SHARES27
BOOK ENTRY PROCEDURES AND SETTLEMENT30
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS30
PLAN OF DISTRIBUTION43
EXPERTS44
LEGAL MATTERS45

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
The registration statement that contains this prospectus contains additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information contained or incorporated by reference in this prospectus is correct at any date other than the date of the document containing the information.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. Except as specifically described below, information included in the SEC’s website is not incorporated by reference into this prospectus. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.
We “incorporate by reference” into this prospectus some of the documents that we have filed and will file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus and any prospectus supplement, and information that we file subsequently with the SEC will automatically update this prospectus and any prospectus supplement. We incorporate by reference the documents and information listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and up until we sell all the securities offered by this prospectus and any prospectus supplement:

•	Annual Report on Form 10-K for the year ended December 31, 2012;

•	Current Report on Form 8-K filed on February 8, 2013 (Form 8-K/A filed March 26, 2013);

•
The description of our Series A Cumulative Redeemable Preferred Stock contained in our Registration Statement on Form 8-A (File No. 1-11312) filed July 23, 2003, including any amendment or report filed for the purpose of updating such description;

•
The description of our Series B Cumulative Redeemable Preferred Stock contained in our Registration Statement on Form 8-A (File No. 1-11312) filed December 16, 2004, including any amendment or report filed for the purpose of updating such description; and

•
The description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-11312) dated August 4, 1992, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by contacting us at the following address or telephone number:

Cousins Properties Incorporated
191 Peachtree Street
Suite 500
Atlanta, Georgia 30303-1740
Attention: Investor Relations
Telephone: (404) 407-1000
We also maintain an Internet site at www.cousinsproperties.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus.
COUSINS PROPERTIES INCORPORATED
We are a self-administered and self-managed real estate investment trust, or REIT. Our strategy is to generate stockholder returns through the acquisition, development, ownership and management of high-quality office and retail real estate properties in the Sunbelt, with particular focus on Georgia, Texas and North Carolina. We also own relatively small interests in residential and commercial land tracts held for investment. We intend to focus on increasing the value in our current portfolio through lease-up, cost control and superior customer service, as well as making opportunistic investments in office properties within our core markets. Our long long-term strategy also includes continuing to recycle capital not invested in our core markets or property types, continuing to reduce our holdings of residential and commercial land and diversifying our holdings geographically among our core markets. As of December 31, 2012, our portfolio of real estate assets consisted of interests in 7.8 million square feet of office space, 3.7 million square feet of retail space, and two projects under active development.
We are a Georgia corporation and since 1987 have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). We have been a public company since 1962, and our common stock trades on the New York Stock Exchange under the symbol “CUZ.” Our Series A and Series B Cumulative Redeemable Preferred Stock trades on the NYSE under the symbols “CUZ PrA” and “CUZ PrB,” respectively.
FORWARD-LOOKING STATEMENTS
Our disclosure and analysis in this prospectus and the documents that are incorporated by reference herein contain “forward-looking statements” within the meaning of the federal securities laws and are subject to uncertainties and risks. These forward looking statements include information about possible or assumed future results of our business and our financial condition, liquidity, results of operations, plans and objectives. They also include, among other things, statements concerning anticipated revenues, income or loss, impairments, capital expenditures, distributions, capital structure, or other financial terms, as well as statements regarding subjects that are forward looking by their nature, such as:

•	our business and financial strategy;

•	our ability to obtain future financing arrangements;

•	future acquisitions and future dispositions of operating assets;

•	future development and redevelopment opportunities;

•	future dispositions of land and other non-core assets;

•	our projected operating results;

•	market and industry trends;

•	future distributions;

•	projected capital expenditures; and

•	interest rates.

The forward looking statements are based upon our beliefs, assumptions, and expectation of our future performance, taking into account the information currently available to us. These beliefs, assumptions, and expectations may change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in our forward looking statements. You should carefully consider these risks when you make a decision concerning an investment in our common stock, along with the following factors, among others, that may cause actual results to vary from our forward looking statements:

•	availability and terms of capital and financing;

•	the ability to refinance indebtedness as it matures;

•	failure of purchase, sale or other contracts to ultimately close;

•	the availability of buyers and adequate pricing with respect to the disposition of assets;

•	risks and uncertainties related to national and local economic conditions, the real estate industry in general and in specific markets, and the commercial real estate markets in particular;

•	market conditions and changes to our strategy with regard to land and other non-core holdings that require impairment losses to be recognized;

•	the effects of the sale of our third party management business;

•	leasing risks, including the ability to obtain new tenants or renew expiring tenants, and the ability to lease newly developed, recently acquired or current vacant space;

•	financial condition of existing tenants;

•	volatility in interest rates and insurance rates;

•	the availability of sufficient investment opportunities;

•	competition from other developers or investors;

•	the risks associated with real estate developments and acquisitions (such as construction delays, cost overruns and leasing risk);

•	loss of key personnel;

•	potential liability for uninsured losses, condemnation or environmental issues;

•	potential liability for a failure to meet regulatory requirements;

•	the financial condition and liquidity of, or disputes with, joint venture partners;

•	any failure to comply with debt covenants under our credit agreements;

•	any failure to continue to qualify for taxation as a real estate investment trust, or REIT; and

•	the factors incorporated by reference into this prospectus including those described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012.

The words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “may,” “intend,” “will,” or similar expressions are intended to identify forward-looking statements. You should not place undue reliance on these forward looking statements, which apply only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required under U.S. federal securities laws.
RISK FACTORS
An investment in our securities involves various risks. You should carefully consider the risk factors incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of our securities.
USE OF PROCEEDS
Unless otherwise indicated in the accompanying prospectus supplement, we intend to use the net proceeds of any sale of securities for general corporate purposes. Pending application of such net proceeds, we will invest such proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with our intention to continue to qualify for taxation as a REIT.

RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year Ended December 31,
	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges (1)	1.94	---(2)	---(3)	---(4)	0.67(5)
Ratio of earnings to combined fixed charges and preferred stock dividends (1)	1.29	---(2)	---(3)	---(4)	0.50(5)

(1)    We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. We compute the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of pre-tax income from continuing operations, adjusted for equity investees and minority interests, net of applicable income tax provision, distributed income of equity investees, amortization of capitalized interest and fixed charges less capitalized interest. Fixed charges consist of interest expense (including capitalized interest) and the portion of rental expense representing interest (estimated as 30%). Preferred stock dividends consist of dividends on our Series A preferred stock and Series B preferred stock.
(2)     The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends was less than one-to-one for the year ended December 31, 2011. Additional earnings of $121,902 and $134,809 would have been needed to have a one-to-one ratio of earnings to fixed charges and a one-to-one ratio of earnings to combined fixed charges and preferred stock dividends, respectively.
(3)    The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends was less than one-to-one for the year ended December 31, 2010. Additional earnings of $44,115 and $57,022 would have been needed to have a one-to-one ratio of earnings to fixed charges and a one-to-one ratio of earnings to combined fixed charges and preferred stock dividends, respectively.
(4)    The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends was less than one-to-one for the year ended December 31, 2009. Additional earnings of $97,354 and $110,261 would have been needed to have a one-to-one ratio of earnings to fixed charges and a one-to-one ratio of earnings to combined fixed charges and preferred stock dividends, respectively.
(5)     The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends was less than one-to-one for the year ended December 31, 2008. Additional earnings of $14,007 and $28,964 would have been needed to have a one-to-one ratio of earnings to fixed charges and a one-to-one ratio of earnings to combined fixed charges and preferred stock dividends, respectively.
DESCRIPTION OF COMMON STOCK
General
Our authorized common stock consists of 250,000,000 shares of common stock, par value $1.00 per share. Each outstanding share of common stock entitles the holder to one vote on all matters presented to shareholders for a vote. Cumulative voting for the election of directors is not permitted, which means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all of the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Holders of common stock have no preemptive rights. At February 28, 2013, there were 104,119,997 shares of common stock outstanding.
Shares of common stock currently outstanding are listed for trading on the New York Stock Exchange, or the NYSE, under the symbol “CUZ.” We will apply to the NYSE to list the additional shares of common stock to be sold pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.
All shares of common stock issued will be duly authorized, fully paid, and nonassessable. Distributions may be paid to the holders of common stock if and when declared by our board of directors out of funds legally available therefor.
Under Georgia law, shareholders are generally not liable for our debts or obligations. If Cousins is liquidated, subject to the rights of any holders of preferred stock, if any, to receive preferential distributions, each outstanding share of common stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities.
Provisions of our Articles of Incorporation and Bylaws
In addition to any vote otherwise required by applicable law, our Restated and Amended Articles of Incorporation, as amended, or Articles of Incorporation, provide that:

•	any merger or consolidation of Cousins with or into any other corporation;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Cousins;

•	the adoption of any plan or proposal for the liquidation or dissolution of Cousins; or

•	any reclassification of our securities or recapitalization or reorganization of Cousins, requires the affirmative vote of the holders of at least two-thirds of the then outstanding shares of common stock. In addition, any amendment of or addition to our Articles of Incorporation or our amended and restated Bylaws (our “Bylaws”) which would have the effect of amending, altering, changing or repealing the foregoing provisions of our Articles of Incorporation requires the affirmative vote of the holders of at least two-thirds of the then outstanding shares of common stock.
The provisions of our Articles of Incorporation described above and those described below under the caption “Restrictions on Transfer” may make it more difficult, and thereby discourage, attempts to take over control of Cousins, and may make it more difficult to remove incumbent management. None of these provisions, however, prohibit an offer for all of the outstanding shares of our common stock or a merger of Cousins with another entity. Other than as set forth in this prospectus, our board of directors has no present plans to adopt any additional measures which would discourage a takeover or change in control of Cousins.
Restrictions on Transfer
In order for Cousins to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See “Certain Federal Income Tax Considerations.” Because our board of directors believes that it is essential for us to continue to qualify as a REIT, our board of directors has adopted, and our shareholders have approved, provisions of the Articles of Incorporation restricting the acquisition of shares of stock.
Article 11 of our Articles of Incorporation generally prohibits any transfer of shares of stock which would cause the transferee of such shares to “Own” shares in excess of 3.9% in value of the outstanding shares of all classes of stock (the “Limit”). For purposes of Article 11, “Ownership” of shares is broadly defined to include all shares that would be attributed to a “Person” for purposes of determining whether Cousins is “closely held” under Section 856(a)(6) of the Code. A “Person” is broadly defined to include an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(1) of the Code), association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act, but does not include a corporate underwriter which participates in a public offering of our common stock for a period of seven days following the purchase by such underwriter. “Person” does not include an organization that qualifies under Section 501(c)(3) of the Code and that is not a private foundation within the meaning of Section 509(a) of the Code. Article 11 also prohibits any Person, except for Persons who Owned shares in excess of the Limit on December 31, 1986 (“Prior Owners”), from Owning shares in excess of the Limit. Article 11 further prohibits Prior Owners (including certain family members and other persons whose shares are attributed to such Prior Owners under the relevant sections of the Code) from acquiring any shares not Owned as of December 31, 1986, unless after any such acquisition, such Prior Owner would not Own a percentage of the value of our outstanding shares of stock greater than the percentage of the value of our outstanding shares of stock Owned by such Prior Owner on December 31, 1986, excluding, for the purpose of calculating such Prior Owner’s Ownership percentage after such acquisition, shares acquired since December 31, 1986 through pro rata stock dividends or splits, shareholder approved stock plans or from Persons whose shares are attributed to such Prior Owner for determining compliance with the stock ownership requirement.
The Articles of Incorporation allow our board of directors, in the exercise of its sole and absolute discretion, to except from the Limit certain specified shares of stock proposed to be transferred to a Person who provided our board of directors with such evidence, undertakings and assurances our board of directors may require that such transfer to such Person of the specified shares of stock will not prevent our continued qualification as a REIT under the Code. Our board of directors may, but is not required to, condition the grant of any such exemption on obtaining an opinion of counsel, a ruling from the Internal Revenue Service, assurances from one or more third parties as to future acquisitions of shares or such other assurances as our board of directors may deem to be satisfactory.
If, notwithstanding the prohibitions contained in Article 11, a transfer occurs which, absent the prohibitions, would have resulted in the Ownership of shares in excess of the Limit or in excess of those owned by a Prior Owner on December 31, 1986, such transfer is void and the transferee acquires no rights in the shares. Shares attempted to be acquired in excess of the Limit or shares attempted to be acquired by a Prior Owner after December 31, 1986, as the case may be, would constitute “Excess Shares” under Article 11.
Excess Shares have the following characteristics under Article 11:

•
Excess Shares shall be deemed to have been transferred to Cousins as Trustee of a trust (the “Trust”) for the exclusive benefit of the Person or Persons to whom the Excess Shares are later transferred;

•
an interest in the Trust (representing the number of Excess Shares held by the Trust attributable to the particular transferee) shall be transferable by the transferee (1) at a price not exceeding the price paid by such transferee in connection with the transfer to it or (2) if the shares became Excess Shares in a transaction other than for value, at a price not exceeding the Market Price (as defined) on the date of transfer, and only to a Person who could Own the shares without the shares being deemed Excess Shares;

•
Excess Shares shall not have any voting rights and shall not be considered for the purposes of any shareholder vote or of determining a quorum for such vote, but shall continue to be reflected as issued and outstanding stock of Cousins;

•	no dividends or distributions shall be paid with respect to Excess Shares, and any dividends paid in error on Excess Shares are payable back to us upon demand; and

•
Excess Shares shall be deemed to have been offered for sale to Cousins for the period of 90 days following the date on which the shares become Excess Shares, if notice is given by the transferee to us, or the date on which our board of directors determines that such shares are Excess Shares, if notice is not given by the transferee to Cousins. During such 90-day period, we may accept the offer and purchase any or all of such Excess Shares at the lesser of the price paid by the transferee and the Market Price (as defined) on the date we accept the offer to purchase. Before any transfer of Excess Shares to any transferee, we must (1) be notified, (2) waive our rights to accept the offer to purchase the Excess Shares, and

(3) determine in good faith that the shares do not constitute Excess Shares in the hands of the transferee.
Under Article 11, if any Person acquires shares in violation of the prohibitions in Article 11, and we would have qualified as a REIT under the Code but for such acquisition, that Person must indemnify us in an amount equal to the amount that will put us in the same financial position as we would have been in had we not lost our qualified REIT status. Such amount includes the full amount of all taxes, penalties, interest imposed and all costs (plus interest thereon) incurred by us as a result of losing our qualified REIT status. Such indemnification is applicable until we are again able to elect to be taxed as a REIT. If more than one Person has acquired shares in violation of Article 11 at or prior to the time of the loss of REIT qualification, then all such Persons shall be jointly and severally liable for the indemnity.
Article 11 also requires our board of directors to take such action as it deems advisable to prevent or refuse to give effect to any transfer or acquisition of our stock in violation of Article 11, including refusing to make or honor on our books, or seeking to enjoin, a transfer in violation of Article 11. Article 11 does not limit the authority of our board of directors to take any other action as it deems necessary or advisable to protect us and the interests of our shareholders by preserving our qualified REIT status.
Article 11 further requires any Person who acquires or attempts to acquire shares in violation of Article 11 to give us written notice of such transaction and to provide us with such other relevant information as we may request. We can request such information from any Person that we determine, in good faith, is attempting to acquire shares in violation of Article 11.
All certificates representing shares of stock bear a legend referring to the restrictions described above.
Limitation of Directors’ Liability
The Articles of Incorporation eliminate, subject to certain exceptions, the personal liability of a director to Cousins or our shareholders for monetary damages for breaches of such director’s duty of care or other duties as a director. The Articles of Incorporation do not provide for the elimination of, or any limitation on, the personal liability of a director for (1) any appropriation, in violation of the director’s duties, of any business opportunity of Cousins, (2) acts or omissions that involve intentional misconduct or a knowing violation of law, (3) unlawful corporate distributions or (4) any transaction from which the director derived an improper personal benefit. These provisions of our Articles of Incorporation will limit the remedies available to a shareholder in the event of breaches of any director’s duties to such shareholder or Cousins.
Under Article VI of our Bylaws, we are required to indemnify any person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including any action by or in the right of Cousins), by reason of the fact that he is or was a director, officer, agent or employee of Cousins against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding provided that such person shall not be indemnified in any proceeding in which he is adjudged liable to us for:

•	any appropriation, in violation of his duties, or of any business opportunity of Cousins;

•	acts or omissions which involve intentional misconduct or knowing violation of law;

•	unlawful corporate distributions; or

•	any transaction from which such person received improper personal benefit.
Expenses incurred by any person according to the foregoing provisions shall be paid by us in advance of the final disposition of such proceeding upon receipt of the written affirmation of such person’s good faith belief that he has met the standards of conduct required under our Bylaws.
Indemnification Agreements with Directors and Certain Officers

We have entered into indemnification agreements with our directors and certain officers providing contractual indemnification by us to the maximum extent authorized by law.

Shareholder Action

Our Bylaws allow action by the shareholders without a meeting only by unanimous written consent.

Advance Notice for Shareholder Proposals or Nominations at Meetings

In accordance with our Bylaws, shareholders may, (i) nominate persons for election to the Board of Directors or bring other business before an annual meeting of shareholders and (ii) nominate persons for election to the Board of Directors at a special meeting of shareholders, only by delivering prior written notice to us and complying with certain other requirements. With respect to any annual meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting. With respect to any special meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the 10th day following the day on which the date of the special meeting and either the names of the nominees proposed to be elected at such meeting or the number of directors to be elected is publicly announced or disclosed. Any notice provided by a shareholder under these provisions must include the information specified in our Bylaws.

Georgia Anti-Takeover Statutes

The Georgia Business Corporation Code restricts certain business combinations with “interested shareholders” and contains fair price requirements applicable to certain mergers with certain interested shareholders that are summarized below. The restrictions imposed by these statutes will not apply to a corporation unless it elects to be governed by these statutes. Cousins has not elected to be covered by these restrictions, but, although we have no present intention to do so, could elect to do so in the future.

The Georgia Business Corporation Code regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, and where the acquiror became an interested shareholder of the corporation, unless either:

•
the transaction resulting in such acquiror becoming an interested shareholder or the business combination received the approval of the corporation’s board of directors prior to the date on which the acquiror became an interested shareholder;

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the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation, excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons, in the same transaction in which the acquiror became an interested shareholder; or

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the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation, excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons, subsequent to the transaction in which the acquiror became an interested shareholder, and the business combination is approved by a majority of the shares entitled to vote, exclusive of shares owned by the interested shareholder, directors and officers of the corporation, certain affiliates of the corporation and the interested shareholder and certain employee stock plans.

For purposes of this statute, an interested shareholder generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The statute prohibits business combinations with an unapproved interested shareholder for a period of five years after the date on which such person became an interested shareholder.

The statute restricting business combinations is broad in its scope and is designed to inhibit unfriendly acquisitions.

The Georgia Business Corporation Code also prohibits certain business combinations between a Georgia corporation and an interested shareholder unless:

•	certain “fair price” criteria are satisfied;

•	the business combination is unanimously approved by the continuing directors;

•
the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder; or

•	the interested shareholder has been such for at least three years and has not increased his ownership position in such three-year period by more than one percent in any 12-month period.
The fair price statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified “fair price” requirements.
Other Matters
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of common stock. The warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the common stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants offered by this prospectus. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the designation, number and terms of shares of common stock purchasable upon exercise of such warrants;

•	the process for changes to or adjustments in the exercise price;

•	the date, if any, on and after which such warrants and the related common stock will be separately transferable;

•	the price at which each share of common stock purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.
DESCRIPTION OF DEBT SECURITIES
The debt securities will be issued under an indenture between us and the trustee, who will be named in the applicable prospectus supplement. The indenture will be subject to the Trust Indenture Act of 1939, as amended. As used in this prospectus, debt securities means any debentures, notes, bonds and other evidences of indebtedness that we may issue and the trustee authenticates and delivers under the indenture.
We have summarized in this section the selected terms and provisions of the indenture to which any prospectus supplement may relate. This summary is not complete. A form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated into this section by reference. You should read the indenture for additional information before you buy any debt securities. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by those contained in that prospectus supplement.
General
The debt securities will be our direct, unsecured obligations and will rank equally with all our other unsecured and unsubordinated indebtedness. The indenture will not limit the amount of debt securities that we may issue and will permit us to issue debt securities from time to time. The indenture provides that debt securities issuable thereunder may be issued up to the aggregate principal amount which may be authorized by us from time to time. Debt securities issued under the indenture will be issued as part of a series that has been established by us pursuant to the indenture.
A prospectus supplement relating to each series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the price at which the debt securities will be issued;

•	the date or dates on which the principal of the debt securities will be payable;

•	the interest rate on the debt securities, if any;

•	the date from which interest will accrue;

•	the record and interest payment dates for the debt securities;

•	the location (other than New York City, Manhattan) of the paying agent;

•	any optional redemption provisions that would permit us or the holders of debt securities to elect redemption of the debt securities prior to their final maturity;

•	any sinking fund provisions that would obligate us to redeem the debt securities prior to their final maturity;

•	if other than denominations of $2,000 and any integral multiples of $1,000, the denominations in which any of our debt securities are issuable;

•	if other than the trustee, the identity of each security register and/or paying agent;

•	the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars;

•	any provisions that would permit us or the holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

•	whether the provisions described under the heading “Defeasance” below apply to the debt securities;

•	any modifications or additions to the events of default;

•	any modifications or additions to the covenants;

•
whether the debt securities will be issued in certificated form or book-entry form and whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary for those global securities;

•	the form of the securities;

•	the terms of any right to convert or exchange the debt securities into any other securities or property; and

•	any other terms of the debt securities.
As described in each prospectus supplement relating to any particular series of debt securities offered thereby, the indenture may contain covenants limiting:

•	the incurrence of debt by us;

•	the incurrence of debt by our subsidiaries;

•	the making of certain payments by us and our subsidiaries;

•	subsidiary mergers;

•	the business activities of us and our subsidiaries;

•	the issuance of preferred stock of subsidiaries;

•	asset dispositions;

•	transactions with affiliates;

•	the granting of liens; and

•	mergers and consolidations involving us.
The indenture may also include any such other covenants as set forth in the applicable prospectus supplement.

Trustee
There may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated, any action described herein to be taken by a trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.
Payment; Transfer
We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities or where you can transfer the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities.
Denominations
Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, without coupons, in denominations of $2,000 each or multiples of $1,000.
Original Issue Discount
Debt securities may be issued under the indenture as original issue discount securities and sold at a substantial discount below their stated principal amount. If a debt security is an “original issue discount security,” that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security pursuant to the indenture. The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any original issue discount securities.

Consolidation, Merger or Sale
The indenture generally will permit a consolidation or merger between us and another entity. It will also permit the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another entity. These transactions will be permitted if:

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we are the continuing entity or, if not, the resulting or acquiring entity assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture; and

•	immediately after the transaction, no event of default (as defined in the indenture) exists.
If we consolidate or merge with or into any other company or sell all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring company may be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor company may be able to exercise our rights and powers under the indenture, in our name or in its own name and we may be released from all of our liabilities and obligations under the indenture and under the debt securities.
Modification and Waiver
Under the indenture, some of our rights and obligations and some of the rights of holders of the debt securities may be modified or amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment. The following modifications and amendments will not be effective against any holder without its consent:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including defaulted interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities;

•
make any change that adversely affects any right of a holder to convert or exchange any debt security into or for shares of our common stock or other securities, cash or other property in accordance with the terms of such security;

•	modify the ranking or priority of the debt securities;

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make any change to any provision of the indenture relating to the waiver of existing defaults, the rights of holders to receive payment of principal and interest on the debt securities, or to the provisions regarding amending or supplementing the indenture or the debt securities of a particular series with the written consent of the holders of such series;

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities; or

•	make any debt security payable at a place or in money other than that stated in the debt security, or impair the right of any holder of a debt security to bring suit as permitted by the indenture.

We and the trustee will be able to modify and amend the indenture without the consent of any holder of debt securities for any of the following purposes:

•	cure any ambiguity, omission, defect or inconsistency;

•	comply with the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of our assets;

•
provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued or to make a change to specific provisions of the indenture that only applies to any series of debt securities not previously issued or to additional debt securities of a series not previously issued;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect the rights of any holder.
Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will be able to, on behalf of all holders of that series:

•	waive our compliance with certain restrictive covenants of the indenture; and

•	waive any past default under the indenture, except:

•	a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

•	a default under any provision of the indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series.

Events of Default
Unless the applicable prospectus supplement states otherwise, “event of default,” when used in the indenture with respect to any series of debt securities, may include any of the following:

•	failure to pay interest on any debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or any premium on any debt security of that series when due;

•
failure to perform any other covenant in the indenture that applies to any debt securities of that series for 60 days after we have received written notice by registered or certified mail of the failure to perform in the manner specified in the indenture;

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other event of default that may be specified for the debt securities of that series when that series is created.
If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series will be able to declare the entire principal of all the debt securities of that series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to certain conditions, rescind the declaration.
The prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of such series when an event of default occurs and continues.
An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The indenture will require us to certify to the trustee each year that defaults do not exist under the terms of the indenture. The trustee will withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers such withholding of notice to be in the best interests of the holders.
Other than its duties in the case of a default, a trustee will not be obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. If reasonable indemnification is provided, then, subject to certain other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will be able to, with respect to the debt securities of that series, direct the time, method and place of:

•	any proceeding for any remedy available to the trustee; or

•	any trust or power conferred upon the trustee.
The holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

•
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 60 days after receiving the request; and

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the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days.

However, the holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce such payment.
Defeasance
Defeasance and Discharge. At the time that we establish a series of debt securities under the indenture, we will be able to provide that the debt securities of that series will be subject to the defeasance and discharge provisions of the indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if we deposit with the trustee, in trust, sufficient money or government obligations to pay the principal, interest, any premium and any other sums due on the debt securities of that series on the dates such payments are due under the indenture and the terms of the debt securities. As used above, “government obligations” will mean:

•	securities of the same government which issued the currency in which the series of debt securities are denominated and in which interest is payable; or

•	securities of government agencies backed by the full faith and credit of such government.
In the event that we deposit funds in trust and discharge our obligations under a series of debt securities as described above, then:

•
the indenture will no longer apply to the debt securities of that series, except for certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds; and

•	holders of debt securities of that series will only look to the trust for payment of principal, any premium and interest on the debt securities of that series.
Defeasance of Certain Covenants and Certain Events of Default. At the time that we establish a series of debt securities under the indenture, we will be able to provide that the debt securities of that series are subject to the covenant defeasance provisions of the indenture. If we so provide and make the deposit described under the heading “—Defeasance and Discharge” above, we will not have to comply with certain restrictive covenants and events of default contained in the indenture.
In the event of a defeasance, our obligations under the indenture and the debt securities, other than with respect to the covenants and the events of default specifically referred to above, will remain in effect.
If we exercise our option not to comply with the covenants listed above and the debt securities of such series become immediately due and payable because an event of default has occurred, other than as a result of an event of default specifically referred to above, the amount of money and/or government obligations on deposit with the trustee will be sufficient to pay the principal, interest, any premium and any other sums, due on the debt securities of such series on the date such payments are due under the indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments.
Condition. Such a trust will only be permitted to be established if, among other things, we have delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

DESCRIPTION OF PREFERRED STOCK
This section describes the general terms and provisions of our preferred stock that may be offered by this prospectus as well as a description of our Series A Cumulative Redeemable Preferred Stock, or Series A preferred stock, and Series B Cumulative Redeemable Preferred Stock, or Series B preferred stock, outstanding as of the date of this prospectus. We refer to our Series A preferred stock and Series B preferred stock collectively as our Existing preferred stock. The applicable prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock.
In this section, we have summarized the material terms and provisions of the preferred stock as well as the material terms and provisions of the Existing preferred stock. You should read our Articles of Incorporation and the amendment to our Articles of Incorporation establishing the terms of the series of our preferred stock (the “Certificate of Designations”) relating to the applicable series of the preferred stock, including the Certificates of Designations setting forth the terms of the Existing preferred stock, for additional information before you buy any preferred stock.
Our Preferred Stock Generally
Pursuant to our Articles of Incorporation, our board of directors has the authority, without further shareholder action, to issue a maximum of 20,000,000 shares of preferred stock, $1.00 par value per share, inclusive of our Existing preferred stock. As of December 31, 2012, there were 2,993,090 shares of Series A preferred stock issued and outstanding and 3,791,000 shares of Series B preferred stock issued and outstanding. Our Series A preferred stock trades on the NYSE under the symbol “CUZPRA.” Our Series B preferred stock trades on the NYSE under the symbol “CUZPRB.” We will apply to the NYSE to list the additional shares of preferred stock to be sold pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.
The board of directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:

•	the dividend rate, the times of payment and the date from which dividends will accumulate, if dividends are to be cumulative;

•	whether and upon what terms the shares will be redeemable;

•	whether and upon what terms the shares will have a sinking fund;

•	whether and upon what terms the shares will be convertible or exchangeable;

•	whether the shares will have voting rights and the terms thereof;

•	the rights of the holders upon our liquidation, dissolution or winding-up;

•	restrictions on transfer to preserve our tax status as a REIT; and

•	any other relative rights, powers and limitations or restrictions.

These terms will be described in the applicable prospectus supplement for any series of preferred stock that we offer. In addition, you should read the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

•	the title of the series of preferred stock and the number of shares offered;

•	the initial public offering price at which we will issue the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.
When we issue the preferred stock, the shares will be fully paid and nonassessable. This means that the full purchase price for the outstanding preferred stock will have been paid and the holders of such preferred stock will not be assessed any additional monies for such preferred stock. Unless the applicable prospectus supplement specifies otherwise:

•	each series of preferred stock will rank senior to our common stock and equally in all respects with the outstanding shares of each other series of preferred stock; and

•
the preferred stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future. This means that the holders of preferred stock will have no right, as holders of preferred stock, to buy any portion of those issued securities.

Shareholder Liability
Georgia law provides that no shareholder, including holders of preferred stock, shall be personally liable for the acts and obligations of a Georgia corporation. This means that with respect to the Company, the funds and property of the Company will be the only recourse for these acts or obligations.
Restrictions on Ownership
As discussed above under “Description of Common Stock — Restrictions on Transfer,” for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding stock, including any of our preferred stock, in addition to the restrictions currently applicable to all classes of our stock pursuant to Article 11 of our Articles of Incorporation. Therefore, the Certificate of Designations for each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.
Registrar and Transfer Agent
The Registrar and Transfer Agent for the preferred stock will be set forth in the applicable prospectus supplement.
Existing Preferred Stock — Ranking
With respect to the payment of dividends and amounts upon liquidation, the Existing preferred stock ranks:

•	senior to our common stock and to any other class or series of our capital stock other than any class or series referred to in the next succeeding bullet points;

•
on a parity with any other class or series of our capital stock the terms of which specifically provide that such class or series of capital stock ranks on a parity with the Existing preferred stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up;

•
junior to any class or series of our capital stock the terms of which specifically provide that such class or series of capital stock ranks senior to the Existing preferred stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up; and

•	junior to our indebtedness.
Existing Preferred Stock — Dividends
Holders of Series A preferred stock are entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7 3/4% per year of the $25.00 liquidation preference per share, equivalent to a fixed annual amount of $1.9375 per share. Holders of Series B preferred stock are entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7 1/2% per year of the $25.00 liquidation preference per share, equivalent to a fixed annual amount of $1.875 per share. Dividends on the Existing preferred stock are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, and if such day is not a business day, the next succeeding business day. We refer to each of these dates as a “dividend payment date” in this prospectus, and the period beginning after each dividend payment date and ending on the next succeeding dividend payment date is referred to as the “dividend period.” Any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.
Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which is the first day of the calendar month in which the applicable dividend payment date falls or on such other date designated by our board of directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such dividend payment date. We refer to each of these dates as a “dividend record date” in this prospectus.
No dividends on Existing preferred stock may be declared by our board of directors or paid or set apart for payment by us if such declaration or payment is restricted or prohibited by law, or at any time at which one or more of our contractual agreements, including any agreement relating to our outstanding indebtedness, (a) prohibits the declaration, payment or setting apart for payment of dividends or (b) provides that the declaration, payment or setting apart for payment of dividends would constitute a breach thereof or a default thereunder.
Notwithstanding the foregoing, dividends on the Existing preferred stock accrue regardless of whether:

•	our agreements, including our credit facilities, at any time prohibit the current payment of dividends;

•	we have earnings;

•	there are funds legally available for the payment of such dividends; or

•	such dividends are declared.
Accrued but unpaid dividends on the Existing preferred stock will accumulate as of the dividend payment date on which they first become payable. No dividends will be declared or paid or set apart for payment, and no distribution will be made, on any of our common stock or any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Existing preferred stock, other than a dividend that consists of shares of our common stock or shares of any other class of stock ranking junior to the Existing preferred stock as to dividends and upon liquidation, for any period unless full cumulative dividends on the Existing preferred stock have been, or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment for all dividend periods ending on or prior to the date of such action with respect to our common stock or any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Existing preferred stock.
When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) with respect to the Existing preferred stock and any other series of preferred stock ranking on a parity as to dividends with the Existing preferred stock, all dividends declared upon the Existing preferred stock and any other series of preferred stock ranking on a parity as to dividends with the Existing preferred stock will be declared pro rata so that the amount of dividends declared per share of Existing preferred stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Existing preferred stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such shares of preferred stock do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Existing preferred stock which may be in arrears.
Unless full cumulative dividends on the Existing preferred stock have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment, for all dividend periods ending on or prior to the date of any action described below:

•
no dividends (other than in shares of our common stock or shares of our capital stock ranking junior to the Existing preferred stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment;

•
no other distribution may be declared or made upon shares of our common stock or any shares of our capital stock ranking junior to or on a parity with the Existing preferred stock as to dividends or upon liquidation; and

•
no shares of our common stock, or any other shares of our capital stock ranking junior to or on a parity with the Existing preferred stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired by us for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) (except by conversion into or exchange for other of our shares of capital stock ranking junior to the Existing preferred stock as to dividends and upon liquidation, and except for our redemption, purchase or acquisition of “Excess Shares” under our Articles of Incorporation to ensure that we remain a qualified REIT for federal income tax purposes).

Holders of the Existing preferred stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Existing preferred stock as provided above. Any dividend payment made on the Existing preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.
Existing Preferred Stock — Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Existing preferred stock will be entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $25.00 per share, plus all accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock that ranks junior to the Existing preferred stock as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Existing preferred stock will have no right or claim to any of our remaining assets.
In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Existing preferred stock and the corresponding amounts payable on all other classes or series of our capital stock ranking on a parity with the Existing preferred stock in the distribution of assets, then the holders of the Existing preferred stock and all other such classes or series will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Our consolidation, combination or merger with or into any other corporation, trust or entity or consolidation or merger of any other corporation with or into us, the sale, lease or conveyance of all or substantially all of our assets, property or business or any statutory share exchange, will not be deemed to constitute a liquidation, dissolution or winding up of us.
Existing Preferred Stock — Redemption
We, at our option upon not less than 30 nor more than 60 days prior written notice, may redeem the Existing preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such shares to the date fixed for redemption (except as provided below), without interest. Holders of Existing preferred stock to be redeemed must surrender the Existing preferred stock at the place designated in the notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following surrender. If notice of redemption of any Existing preferred stock has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any Existing preferred stock called for redemption, then from and after the redemption date:

•	dividends will cease to accrue on the Existing preferred stock;

•	the Existing preferred stock will no longer be deemed outstanding; and

•	all rights of the holders of the Existing preferred stock will terminate, except the holder’s right to receive the redemption price.
If less than all of the outstanding Existing preferred stock is to be redeemed, the Existing preferred stock to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by us.
Unless full cumulative dividends on all Existing preferred stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment for all dividend periods ending on or prior to the date of any applicable redemption, purchase or acquisition, no Existing preferred stock may be redeemed unless all outstanding shares of Existing preferred stock are simultaneously redeemed, and we may not purchase or otherwise acquire directly or indirectly any Existing preferred stock (except by exchange for shares of our capital stock ranking junior to the Existing preferred stock as to dividends and upon liquidation). This requirement will not prevent the Existing preferred stock from becoming “Excess Shares” under our Articles of Incorporation or the purchase by us of Excess Shares in order to ensure that we remain qualified as a REIT for federal income tax purposes.
The terms of the Existing preferred stock do not prevent us from conducting open-market purchases of our Existing preferred stock and/or any of our other equity securities from time to time, in accordance with applicable law and subject to the limitations described under the headings “Existing Preferred Stock — Dividends” and “Existing Preferred Stock — Redemption” above.
Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days before the redemption date. A similar notice will be mailed by us, postage prepaid, not less than 30 nor more than 60 days before the redemption date, addressed to the respective holders of record of the Existing preferred stock to be redeemed at their respective addresses as they appear on our stock transfer records. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Existing preferred stock except as to the holder to whom notice was defective or not given. Each notice will state:

•	the redemption date;

•	the redemption price;

•	the number of shares of Existing preferred stock to be redeemed;

•	the place or places where shares of Existing preferred stock are to be surrendered for payment of the redemption price; and

•	that dividends on the Existing preferred stock to be redeemed will cease to accrue on such redemption date.
If less than all of the shares of Existing preferred stock held by any holder are to be redeemed, the notice mailed to the holder will also specify the number of shares to be redeemed.
The holders of Existing preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Existing preferred stock on the corresponding dividend payment date notwithstanding the redemption thereof between the dividend record date and the corresponding dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Existing preferred stock that are called for redemption.
The Existing preferred stock has no stated maturity and is not be subject to any sinking fund or mandatory redemption. However, in order to ensure that we remain a qualified REIT for federal income tax purposes, Existing preferred stock owned by a shareholder in excess of the ownership limit specified in the Articles of Incorporation may become “Excess Shares” under our Articles of Incorporation, which we will have the right to purchase from the holder. See “Existing Preferred Stock — Restrictions on Ownership.”
Existing Preferred Stock — Voting Rights
Holders of the Existing preferred stock do not have any voting rights, except as set forth below or as otherwise from time to time required by law.
Whenever we fail to pay dividends on any Existing preferred stock for six or more quarterly periods, which we refer to in this prospectus as a “preferred dividend default,” the holders of the series of preferred stock so affected (voting separately as a class with all other series of preferred stock, if any, ranking on a parity with the Existing preferred stock as to dividends or upon liquidation, referred to in this prospectus as “parity preferred,” upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two members of our board of directors, referred to in this prospectus as “preferred directors”:

•
at the next annual meeting of the shareholders or at a special meeting of the shareholders called by the holders of record of at least 20% of either the Series A preferred stock or the Series B preferred stock or the holders of 20% of any other series of such parity preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders); and

•
at each subsequent annual meeting until all dividends accrued on the applicable series of preferred stock for all dividend periods ending on or prior to the date of any applicable annual meeting shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

If and when all accumulated dividends on the Existing preferred stock shall have been declared and paid in full or declared and set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every preferred dividend default) and, if all accumulated dividends have been paid in full or declared and set aside for payment in full on all Existing preferred stock and series of parity preferred upon which like voting rights have been conferred and are exercisable, the term of office of each preferred director so elected shall terminate.
Any preferred director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Existing preferred stock (voting separately as a class with all other series of parity preferred, if any, upon which like voting rights have been conferred and are exercisable). So long as a preferred dividend default shall continue, any vacancy in the office of a preferred director may be filled by written consent of the preferred director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Existing preferred stock when they have the voting rights described above (voting separately as a class with all other series of parity preferred, if any, upon which like voting rights have been conferred and are exercisable). The preferred directors will each be entitled to one vote per director on any matter.
So long as any shares of Existing preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of each class of the Existing preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

•
authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to such class of Existing preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of our capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•	amend, alter or repeal the provisions of our Articles of Incorporation, by merger, consolidation or otherwise (an “event”), so as to materially and adversely affect any right,

preference, privilege or voting power of such class of Existing preferred stock or the holders thereof, provided, however, with respect to the occurrence of any event set forth in the second bullet point above, so long as any shares of such class of Existing preferred stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an event we may not be the surviving entity, the occurrence of any such event will not be deemed to materially and adversely affect any right, preference, privilege or voting power of such class of Existing preferred stock or the holders thereof, and provided further that (1) any increase in the amount of the authorized common stock or preferred stock or the creation or issuance of any other series of common stock or preferred stock, ranking on a parity with or junior to the Existing preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or (2) any change to the number or classification of our directors, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers, and provided further that any amendment to Article 11 of our Articles of Incorporation relating to “Excess Shares,” the ownership limit set forth therein or any other matter described therein of any type or nature will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers so long as after such amendment, any single “Person” may “Own” (each as defined in Article 11 of the Articles of Incorporation prior to or after such amendment) 3.9% of the value of the outstanding shares of our capital stock without violating the ownership limit set forth therein.
The foregoing voting provisions will not apply, and each class of Existing preferred stock will not be entitled to vote, after any notice of redemption is mailed to the holders and a sum sufficient to redeem the shares of such class has been deposited with a bank, trust company, or other financial institution under an irrevocable obligation to pay the redemption price to the holders upon surrender of the shares.
Existing Preferred Stock — Conversion
The Existing preferred stock is not convertible into or exchangeable for any of our other property or securities. However, to preserve our status as a REIT for federal income tax purposes, shares of Existing preferred stock may become “Excess Shares” under Article 11 of our Articles of Incorporation. See “Existing Preferred Stock — Restrictions on Ownership.”
Existing Preferred Stock — Restrictions on Ownership
For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in complying with this requirement, subject to certain exceptions, the Articles of Incorporation limit “Ownership” (as defined in the Articles of Incorporation) by a single “Person” (as defined in the Articles of Incorporation) to 3.9% of the aggregate value of all outstanding shares of all classes of stock (including the Existing preferred stock). For a more complete description of the transfer restrictions contained in our Articles of Incorporation, please see the discussion above under the heading “Description of Common Stock — Restrictions on Transfer.”
Existing Preferred Stock — Transfer Agent
The transfer agent, registrar and dividend disbursing agent for the Existing preferred stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

 General

This section describes the general terms and provisions of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We may issue fractional interests in shares of preferred stock in the form of depositary shares. Each depositary share will represent a fractional ownership interest in one share of preferred stock, and will be evidenced by a depositary receipt. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary, which will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million, and the holders from time to time of the depositary receipts evidencing the depositary shares. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of preferred stock represented by that depositary share, to all the rights and preferences of the shares of preferred stock represented thereby (including dividend, voting, redemption and liquidation rights).

Immediately following the issuance of the shares of preferred stock, we will deposit the shares of preferred stock with the depositary.

We have summarized selected terms and provisions of the deposit agreement, the depositary shares and the depositary receipts in this section. The summary is not complete. We will file the form of deposit agreement, including the form of depositary receipt, as an exhibit to a Current Report on Form 8-K before we issue the depositary shares. You should read the forms of deposit agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of such series.
Dividends and Other Distributions
The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited shares of preferred stock to the record holders of depositary shares relating to the underlying shares of preferred stock in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.
Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the shares of preferred stock.
The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares
If the series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the shares of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the shares of preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed.
In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed may be selected by the depositary pro rata or in any other manner determined by the depositary to be equitable and that preserves our REIT status. In any such case, we may redeem depositary shares only in certain increments.
After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of those shares will cease, except the right to receive the amount payable and any other property to which the holders were entitled upon the redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the depositary. Any funds that we deposit with the depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Conversion
If any series of preferred stock underlying the depositary shares is subject to conversion, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert the depositary shares.
Withdrawal of Preferred Stock
Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock, but holders of whole shares of preferred stock will not be entitled to deposit those shares of preferred stock under the deposit agreement or to receive depositary receipts for those shares of preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.
Voting the Shares of Preferred Stock
When the depositary receives notice of any meeting at which the holders of the shares of preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the shares of preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the shares of preferred stock, may instruct the depositary to vote the amount of the shares of preferred stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the shares of preferred stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the shares of preferred stock, it will vote all depositary shares of that series held by it proportionately with instructions received.

Liquidation Preference
In the event of the liquidation, dissolution or winding up of us, whether voluntary or involuntary, the applicable prospectus supplement will set forth the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by a depositary receipt.
Amendment and Termination of the Deposit Agreement
We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless the holders of at least a majority of the affected depositary shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “—Withdrawal of Preferred Stock”, to receive shares of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement.
The deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the shares of preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of us.
We may terminate the deposit agreement at any time, and the depositary will give notice of that termination to the record holders of all outstanding depositary receipts not less than 30 days before the termination date. In that event, the depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of preferred stock as are represented by those depositary shares.
Charges of Depositary; Taxes and Other Governmental Charges
We will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.
Resignation and Removal of Depositary
The depositary may resign at any time by giving us notice, and we may remove or replace the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.
Reports to Holders
We will deliver all required reports and communications to holders of the shares of preferred stock to the depositary. It will forward those reports and communications to the holders of depositary shares.

Limitation on Liability of the Depositary
The depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of the depositary under the deposit agreement will be limited to performance in good faith of its duties under the agreement, and it will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory and reasonable protection from expenses and liability is furnished. This is called an indemnity. The depositary may rely upon written advice of counsel or accountants, upon information provided by holders of depositary receipts or other persons believed to be competent and upon documents believed to be genuine.

Restrictions on Ownership

As discussed above under “Description of Common Stock — Restrictions on Transfer,” for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or constructively, by five or fewer individuals, including certain entities that are treated as individuals for this purpose, during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any of our preferred stock. Therefore, the Certificate of Designations for each series of preferred stock underlying the depositary shares may contain provisions restricting the ownership and transfer of the preferred stock. The deposit agreement may contain similar provisions. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock and any depositary shares.
BOOK ENTRY PROCEDURES AND SETTLEMENT
We can issue the securities covered by this prospectus in definitive form or in the form of one or more global securities. The applicable prospectus supplement will describe the manner in which the securities offered thereby will be issued.
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes the material federal income tax considerations relating to our taxation as a REIT under the Code. As used in this section, the terms “we” and “our” refer solely to Cousins Properties Incorporated and not to our subsidiaries and affiliates which have not elected to be taxed as REITs under the Code.
This section also summarizes material federal income tax considerations relating to the ownership and disposition of our common stock. A prospectus supplement will contain information about additional federal income tax considerations, if any, relating to a particular offering of warrants, debt securities, preferred stock or depositary shares.
King & Spalding LLP has reviewed this summary and is of the opinion that the discussion contained herein, to the extent it constitutes statements of law, fairly summarizes the federal income tax consequences that are material to a holder of our common stock, although King & Spalding LLP has not rendered any opinion as to our status as a qualified REIT under the Code. This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.
The information in this section is based on the current provisions of the Code, current final, temporary and proposed regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies reflected in private letter rulings issued to other taxpayers, which would not be binding on the Internal Revenue Service in any of its dealings with us. These sources are being relied upon as of the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of law, on which the information in this section is based. Any change of this kind could apply retroactively to transactions preceding the date of the change in law. Even if there is no change in applicable law, no assurance can be provided that the statements made in the following discussion will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.
Each prospective shareholder is advised to consult with his or her own tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of our status as a REIT and the ownership and sale of our stock. This includes the federal, state, local, and foreign income and other tax consequences of the ownership and sale of our stock, and the potential impact of changes in applicable tax laws.
Taxation of Cousins Properties Incorporated
General. We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, and we believe that we have met the requirements for qualification and taxation as a REIT since our initial REIT election in 1987. We intend to continue to operate in such a manner as to continue to so qualify, but no assurance can be given that we have qualified or will remain qualified as a REIT. We have not requested and do not intend to request a ruling from the Internal Revenue Service as to our current status as a REIT. However, we have received an opinion from Deloitte Tax LLP stating that, since the commencement of our taxable year which began January 1, 2005 through the tax year ending December 31, 2012, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our actual method of operation has enabled, and our proposed method of organization and operation will enable, us to continue to meet the requirements for qualification and taxation as a REIT, provided that we have been organized and have operated and continue to be organized and to operate in accordance with certain assumptions and representations made by us. It must be emphasized that this opinion is based on various assumptions and on our representations concerning our organization and operations, including an assumption that we qualified as a REIT at all times from January 1, 1987 through December 31, 2004, and including representations regarding the nature of our assets and the conduct and method of operation of our business. The opinion cannot be relied upon if any of those assumptions and representations later prove incorrect. Moreover, continued qualification and taxation as a REIT depend upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various REIT qualification tests imposed under the Code, the results of which will not be reviewed by Deloitte Tax LLP. Accordingly, no assurance can be given that the actual results of our operations will satisfy such requirements. Additional information regarding the risks associated with our failure to qualify as a REIT is set forth under the caption “Risk Factors.”
The opinion of Deloitte Tax LLP is based upon current law, which is subject to change either prospectively or retroactively. Changes in applicable law could modify the conclusions expressed in the opinion. Moreover, unlike a tax ruling (which we will not seek), this opinion is not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service could not successfully challenge our status as a REIT.
If we have qualified and continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income and capital gain that we distribute (or are deemed to distribute) currently to our shareholders. Even if we qualify as a REIT, however, we will be subject to federal income taxes under the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the “alternative minimum tax” on certain items of tax preference. Third, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. This 100% tax on income from prohibited transactions is discussed in more detail below. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless have maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the income attributable to the greater of the amount by which we failed the 75% or 95% test, multiplied by a fraction intended to reflect our profitability. Sixth, if we were to violate one or more of the REIT asset tests (as discussed below) under certain circumstances, but the violation was due to reasonable cause and not willful neglect and we were to take certain remedial actions, we may avoid a loss of our REIT status by, among other things, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during a specified period. Seventh, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income (including net capital gain) from prior years, subject to certain adjustments, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Eighth, if we were to acquire any asset, directly or indirectly, from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which our basis in the asset is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we were to recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired such asset, then, to the extent of such property’s “built-in” gain (the excess of the fair market value of such property at the time we acquired it over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable. We refer to this tax as the “Built-in Gains Tax.” Ninth, if we fail to satisfy certain of the REIT qualification requirements under the Code (other than the gross income and asset tests), and the failure is due to reasonable cause and not willful neglect, we may be required to pay a penalty of $50,000 for each such failure to maintain our REIT status. Finally, if we fail to comply with the requirements to send annual letters to certain shareholders requesting information regarding the actual ownership of our outstanding stock and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.
Activities conducted by our taxable REIT subsidiaries, including Cousins Real Estate Corporation (“CREC”) and its subsidiaries, are subject to federal income tax at regular corporate rates. In general, a taxable REIT subsidiary may engage in activities that, if engaged in directly by a REIT, would produce income that does not satisfy the REIT gross income tests, described below, or income that, if earned by the REIT, would be subject to the 100% tax on prohibited transactions, also described below. A number of constraints, however, are imposed on REITs and their taxable REIT subsidiaries to ensure that taxable REIT subsidiaries pay an appropriate corporate-level tax on their income. For example, a taxable REIT subsidiary is subject to the “earnings stripping” rules of the Code with respect to interest paid to the REIT, which could defer or disallow a portion of our taxable REIT subsidiaries’ deductions for interest paid to us under certain circumstances. In addition, if our taxable REIT subsidiaries make deductible payments to us (such as interest or rent), and the amount of those deductible payments is determined by the Internal Revenue Service to exceed the amount that unrelated parties would charge to each other, we would be subject to a 100% penalty tax on the excess payments. We would incur a similar 100% penalty tax on a portion of the rent we receive from our tenants, to the extent the Internal Revenue Service determines that the rent payments are attributable to certain services provided to our tenants by our taxable REIT subsidiaries without receiving adequate compensation either from us or from our tenants.
Requirements for Qualification. The Code defines a REIT as a corporation, trust or association:
(1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;
(4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5) the beneficial ownership of which is held by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities);
(7) which makes an election to be a REIT (or has made such an election for a previous taxable year, which election has not been revoked or terminated) and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT status;
(8) which uses the calendar year as its taxable year; and
(9) which meets certain other tests, described below, regarding the nature of its income and assets and regarding distributions to its shareholders.
The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year, that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months, and that condition (6) must be met during the last half of each taxable year. We have issued sufficient shares of our common stock with sufficient diversity of ownership to allow us to satisfy requirements (5) and (6). We will be treated as having met condition (6) above if we complied with certain Treasury Regulations for ascertaining the ownership of our stock and if we did not know (or after the exercise of reasonable diligence would not have known) that our stock was sufficiently closely held to cause us to fail condition (6). In addition, Article 11 of our Articles of Incorporation contains restrictions regarding the transfer and ownership of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in clauses (5) and (6) above but without causing us to violate the freely transferable shares requirement described in clause (2) above. See “Description of Common Stock — Restrictions on Transfer.”
In the case of a REIT owning an interest in a partnership, joint venture, limited liability company, or other legal entity that is classified as a partnership for federal income tax purposes (which we refer to collectively as partnerships), the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share (based on the REIT’s capital interest in the partnership). In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests that are discussed below. We own interests in a number of partnerships (the “Subsidiary Partnerships”), and thus, our proportionate share of the assets, liabilities and items of income from the Subsidiary Partnerships are treated as our assets, liabilities and items of income for purposes of applying the requirements described herein.
Income Tests. To maintain our qualification as a REIT, we must satisfy two gross income requirements annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, mortgage interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. In our taxable years from 1998 through 2004, any payment that we received under certain kinds of financial instruments that we entered into to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, as well as any gain derived from the sale or other disposition of any such investment, constituted qualifying income for purposes of the 95% gross income test (but not the 75% gross income test). In our taxable years beginning on or after January 1, 2005, any transaction that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets must constitute a properly identified “hedging transaction” (in accordance with Section 1221 of the Code and the Treasury Regulations thereunder) to avoid giving rise to non-qualifying gross income, and any income or gain that we derive from such a properly-identified hedging transaction will be excluded from our gross income for purposes of the 95% gross income test (but not the 75% gross income test). For hedging transactions entered into after July 30, 2008, such income is also excluded for purposes of the 75% gross income test.
Rents that we receive will qualify as “rents from real property” in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as “rents from real property” if we directly or constructively were deemed to own 10% or more of the ownership interests in such tenant (a “Related Party Tenant”), unless such tenant is our taxable REIT subsidiary and certain other conditions are satisfied. Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Finally, for rent to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to our tenants, other than through an “independent contractor” from whom we derive no revenue. The “independent contractor” requirement, however, does not apply to the extent the services we provide are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant.” In addition, the “independent contractor” requirement will not apply to noncustomary services we provide, if the annual value of such noncustomary services does not exceed 1% of the gross income derived from the property with respect to which the noncustomary services are provided (the “1% de minimis exception”). For this purpose, such services may not be valued at less than 150% of our direct cost of providing the services, and any gross income deemed to have been derived by us from the performance of noncustomary services pursuant to the 1% de minimis exception will constitute nonqualifying gross income under the 75% and 95% gross income tests. In addition, our taxable REIT subsidiaries are permitted to provide noncustomary services to our tenants without causing the rents we receive from such tenants to be disqualified as “rents from real property.”
From time to time, we may derive rent from certain tenants based, in whole or in part, on the net profits of the tenant, rent from Related Party Tenants, or rent that is more than 15% attributable to personal property. However, the amount of such nonqualifying rent income, if any, is not expected to be material, and we have complied and believe we will continue to comply with the 95% and 75% gross income tests. In addition, based on our knowledge of the real estate markets in the geographic regions in which we operate, we believe that all services that are provided to the tenants of the properties generally will be considered “usually or customarily” rendered in connection with the rental of comparable real estate. Further, we intend to provide any noncustomary services only through qualifying independent contractors, through our taxable REIT subsidiaries or in compliance with the 1% de minimis exception.
We manage certain properties held by the Subsidiary Partnerships, and in return for such services, we receive certain management and accounting fees. We obtained a ruling from the Internal Revenue Service that the portion of such fees that is apportioned to the capital interests of the other partners constitutes non-qualifying gross income for purposes of Section 856 of the Code, and the portion of each fee that is apportioned to our capital interest is disregarded for purposes of Section 856 of the Code. We also expect to receive certain other types of non-qualifying income, such as dividends and interest paid by CREC to us (which will qualify under the 95% gross income test but not under the 75% gross income test). We believe, however, that the aggregate amount of such non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.
If we were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect and we attach a schedule to our federal income tax return containing certain information concerning our gross income. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “General,” even if these relief provisions were to apply, a tax would be imposed with respect to the excess income.
Asset Tests. At the close of each quarter of our taxable year, we must satisfy several tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets (including our allocable share of real estate assets held by the Subsidiary Partnerships), certain temporary investments in stock or debt instruments purchased with the proceeds of a stock offering or a public offering of long-term debt (but only for the one-year period beginning on the date we receive the applicable offering proceeds), cash, certain cash items and government securities. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer’s debt and equity securities that we own may not exceed 5% of the value of our total assets (the “5% asset test”). Fourth, we may not own more than 10% of the total voting power of any one issuer’s outstanding securities (the “10% voting securities test”). Fifth, with respect to taxable years beginning after December 31, 2000, we may not own more than 10% of the total value of any one issuer’s outstanding debt and equity securities (the “10% value test”), subject to certain exceptions. Mortgage debt secured by real estate assets constitutes a “real estate asset” and does not constitute a “security” for purposes of the foregoing tests.
The following assets are not treated as “securities” held by us for purposes of the 10% value test: (i) “straight debt” meeting certain requirements, unless we hold (either directly or through our “controlled” taxable REIT subsidiaries) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1% of such issuer’s outstanding securities; (ii) loans to individuals or estates; (iii) certain rental agreements calling for deferred rents or increasing rents that are subject to Section 467 of the Code, other than with certain related persons; (iv) obligations to pay us amounts qualifying as “rents from real property” under the 75% and 95% gross income tests; (v) securities issued by a state or any political subdivision of a state, the District of Columbia, a foreign government, any political subdivision of a foreign government, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under the security does not depend in whole or in part on the profits of any person not described in this category, or payments on any obligation issued by such an entity; (vi) securities issued by another qualifying REIT; and (vii) other arrangements identified in Treasury regulations (which have not yet been issued or proposed). In addition, any debt instrument issued by a partnership will not be treated as a “security” under the 10% value test if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75% gross income test. If the partnership fails to meet the 75% gross income test, then the debt instrument issued by the partnership nevertheless will not be treated as a “security” to the extent of our interest as a partner in the partnership. Also, in looking through any partnership to determine our allocable share of any securities owned by the partnership, our share of the assets of the partnership, solely for purposes of applying the 10% value test in taxable years beginning on or after January 1, 2005, will correspond not only to our interest as a partner in the partnership but also to our proportionate interest in certain debt securities issued by the partnership.
For taxable years beginning after December 31, 2000, the 5% asset test, the 10% voting securities test, and the 10% value test do not apply to the securities of a taxable REIT subsidiary. However, the value of the debt and equity securities of all taxable REIT subsidiaries we own cannot represent more than 20% (for pre-2009 taxable years) or 25% (for post-2008 taxable years) of the value of our total assets. Any corporation in which a REIT directly or indirectly owns stock (other than another REIT, a corporation which directly or indirectly operates or manages a lodging facility or a health care facility, and, with certain exceptions, a corporation which directly or indirectly provides to any person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated) may be treated as a taxable REIT subsidiary if the REIT and the corporation file a joint election with the Internal Revenue Service for the corporation to be treated as a taxable REIT subsidiary of the REIT.
We own 100% of the stock of CREC, and we also have made loans to CREC. We have filed a joint election with CREC to have CREC, as well as its corporate subsidiaries, treated as our taxable REIT subsidiaries, effective as of January 1, 2001. Accordingly, the debt and equity securities of CREC that we hold are not subject to the 5% asset test, the 10% voting securities test, or the 10% value test.
We believe that the value of our debt and equity securities of CREC and of our other taxable REIT subsidiaries has represented, at all relevant times, less than 20% (for pre-2009 taxable years) and less than 25% (for post-2008 taxable years) of the value of our total assets. With respect to taxable years ending on or prior to December 31, 2000, we believe that the securities of each such issuer also represented less than 5% of the value of our total assets. We also believe that the value of the securities, including unsecured debt, of each other issuer in which we have owned an interest, excluding equity interests in partnerships (which are looked through rather than treated as securities for purposes of the REIT asset tests), has never exceeded 5% of the total value of our assets and that we comply with the 10% voting securities test and the 10% value test (taking into account the various exceptions referred to above). Finally, we also believe that the aggregate value of our assets that are not qualifying assets for purposes of the 75% asset test (including the non-mortgage debt and equity securities of our taxable REIT subsidiaries) does not exceed 25% of the value of our total assets. No independent appraisals have been obtained, however, to support these conclusions, and Deloitte Tax LLP, in rendering the tax opinion described above, is relying upon our representations regarding the value of our securities and our other assets. Although we plan to take steps to ensure that we continue to satisfy all of the applicable REIT asset tests, there can be no assurance that such steps will always be successful or will not require a reduction in our overall interest in the taxable REIT subsidiaries or changes in our other investments.
If we were to fail any of the asset tests discussed above at the end of any quarter without curing such failure within 30 days after the end of such quarter, we would fail to qualify as a REIT, unless we were to qualify under certain relief provisions. Under one of these relief provisions, if we were to fail the 5% asset test, the 10% voting securities test, or the 10% value test, we nevertheless would continue to qualify as a REIT if the failure was due to the ownership of assets having a total value not exceeding the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000, and we were to dispose of such assets (or otherwise meet such asset tests) within six months after the end of the quarter in which the failure was identified. If we were to fail to meet any of the REIT asset tests for a particular quarter, but we did not qualify for the relief for de minimis failures that is described in the preceding sentence, then we would be deemed to have satisfied the relevant asset test if: (i) following our identification of the failure, we were to file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not due to willful neglect; (iii) we were to dispose of the non-qualifying asset (or otherwise meet the relevant asset test) within six months after the last day of the quarter in which the failure was identified, and (iv) we were to pay a penalty tax equal to the greater of $50,000, or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during the period beginning on the first date of the failure and ending on the date we dispose of the asset (or otherwise cure the asset test failure). It is not possible to predict whether in all circumstances we would be entitled to the benefit of these relief provisions.
Annual Distribution Requirements. To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (A) the sum of (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year, and (iii) any undistributed taxable income (including any net capital gain) from prior periods, subject to certain adjustments, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.
We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we may not have sufficient cash or liquid assets, from time to time, to meet the distribution requirements due to timing differences between the receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses (such as principal amortization or capital expenses) exceeds the amount of noncash deductions (such as depreciation). In the event that such timing differences occur, we may need to borrow money, sell assets, pay taxable stock dividends (for example, where shareholders may elect to receive a dividend paid in cash or with newly issued shares of our common stock), or take other measures to permit us to pay the required dividends.
Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and penalties, if any, to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify. If we were to fail to satisfy one or more requirements for REIT qualification, other than an asset or income test violation of a type for which relief is otherwise available as described above, we would retain our REIT qualification if the failure was due to reasonable cause and not willful neglect, and if we were to pay a penalty of $50,000 for each such failure. It is not possible to predict whether in all circumstances we would be entitled to the benefit of this relief provision.
If we were to fail to qualify for taxation as a REIT in any taxable year and no relief provisions were to apply, we would be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible from our taxable income, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to our shareholders will be taxable as regular dividend income. Under these circumstances, subject to certain limitations in the Code, corporate shareholders may be eligible for the dividends received deduction and individual shareholders may be eligible for a reduced tax rate on “qualified dividend income” received from regular C corporations. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. In addition, to re-elect REIT status after being disqualified, we would have to distribute as dividends, no later than the end of our first taxable year as a re-electing REIT, all of the earnings and profits attributable to any taxable years for which we were a taxable C corporation. Thus, to re-elect REIT status after being disqualified, we could be required to incur substantial indebtedness or liquidate substantial investments in order to make such distributions.
Prohibited Transactions Tax. Any gain that a REIT recognizes from the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (excluding sales of foreclosure property and sales conducted by taxable REIT subsidiaries) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all of the facts and circumstances of the particular transaction. Under a statutory safe harbor, however, we will not be subject to the 100% tax with respect to a sale of property if (i) the property has been held for at least two years (formerly four years for sales prior to July 31, 2008) for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the two years preceding the sale (formerly four years for sales prior to July 31, 2008) are less than 30% of the net selling price of the property and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure and other than certain involuntary conversions) in the year of sale or (b) (x) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, or for sales after July 30, 2008, the aggregate fair market value of property sold during the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year, in each case excluding sales of foreclosure property and involuntary conversions, and (y) substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to a buyer as part of one transaction constitutes one sale for purposes of this safe harbor. Not all of our property sales will qualify for the safe harbor. Nevertheless, we intend to own our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning rental properties and making occasional sales of properties as are consistent with our investment objectives. However, the Internal Revenue Service may successfully contend that some of our sales are prohibited transactions, in which case we would be required to pay the 100% penalty tax on the gains resulting from any such sales. Because of this prohibited transactions tax, we intend that sales of property to customers in the ordinary course of business (such as condominiums or residential lots) will be made by a taxable REIT subsidiary, which will be subject to corporate-level tax on its profit but will not be subject to the 100% penalty tax on prohibited transactions.

Other Tax Considerations
We believe that each of the Subsidiary Partnerships qualifies as a partnership for federal income tax purposes and not as an association taxable as a corporation or as a publicly traded partnership (within the meaning of Section 7704 of the Code).
If a Subsidiary Partnership were treated as an association taxable as a corporation, the value of our interest in such partnership would no longer qualify as a real estate asset for purposes of the 75% asset test. Further, if a Subsidiary Partnership were treated as a taxable corporation, then we would cease to qualify as a REIT if our ownership interest in such partnership exceeded 10% of the partnership’s voting interests, or the value of our debt and equity interest in such partnership exceeded 5% of the value of the our total assets or 10% of the value of the partnership’s outstanding debt and equity securities. Furthermore, in such a situation, distributions from the Subsidiary Partnership to us would be treated as dividends, which do not qualify in satisfying the 75% gross income test described above and which therefore could make it more difficult for us to meet such test, and we would not be able to deduct our share of losses generated by such Subsidiary Partnership in computing our net taxable income.
Taxation of Shareholders
Taxation of Taxable Domestic Shareholders. Certain “qualified dividend income” received by domestic non-corporate shareholders is subject to tax at the same tax rates as long-term capital gain (generally, a maximum rate of 20%). Dividends received from REITs, however, generally are not eligible for these reduced tax rates and, therefore, will continue to be subject to tax at ordinary income rates (generally, a maximum rate of 39.6%), subject to three narrow exceptions. Under the first exception, dividends received from a REIT may be treated as “qualified dividend income” eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries) in which the REIT has invested. Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT’s “REIT taxable income” for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT’s income that was subject to the Built-in Gains Tax (as described above) in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. Under the third exception, dividends received from a REIT may be treated as “qualified dividend income” to the extent attributable to earnings and profits accumulated in non-REIT taxable years. We do not expect to receive a material amount of dividends from our taxable REIT subsidiaries or from other taxable corporations, we do not expect to pay a material amount of federal income tax on undistributed REIT taxable income or a material amount of Built-in Gains Tax, and we believe we have previously distributed as dividends all of our non-REIT accumulated earnings and profits. Therefore, as long as we qualify as a REIT, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income (except, in the case of non-corporate shareholders who meet certain holding period requirements, to the limited extent that one of the foregoing exceptions applies). In addition, as long as we qualify as a REIT, corporate shareholders will not be eligible for the dividends received deduction as to any dividends received from us.
Distributions that we designate as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his or her shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares of our common stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares of our common stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder. In addition, any dividend that we declare in October, November or December of any year payable to a shareholder of record on a specific date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year.

We may make an election to treat all or part of our undistributed net capital gain as if it had been distributed to our shareholders. These undistributed amounts would be subject to corporate-level tax payable by us. If we were to make such an election, our shareholders would be required to include in their income as long-term capital gain their proportionate shares of our undistributed net capital gain. Each shareholder would be deemed to have paid his or her proportionate share of the income tax imposed on us with respect to such undistributed net capital gain, and this amount would be credited or refunded to the shareholder in computing his or her own federal income tax liability. In addition, the tax basis of the shareholder’s stock would be increased by his or her proportionate share of the undistributed net capital gains included in his or her income, less his or her proportionate share of the income tax imposed on us with respect to such gains.
Domestic shareholders may not include in their individual income tax returns any of our net operating losses or net capital losses. Instead, we would carry over such losses for potential offset against our future income, subject to certain limitations. Taxable distributions from us and gain from the sale of our shares will not be treated as passive activity income and, therefore, domestic shareholders generally will not be able to apply any “passive activity losses” (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of our stock (or distributions, if any, taxable at capital gain rates), however, will be treated as investment income only if the shareholder so elects, in which case such capital gains or distributions, as the case may be, will be taxed at ordinary income rates. For purposes of computing each shareholder’s alternative minimum taxable income, certain of our “differently treated items” for each taxable year (for example, differences in computing depreciation deductions for regular tax purposes and alternative minimum tax purposes) may be apportioned to our shareholders in accordance with section 59(d)(1)(A) of the Code.
In general, any gain or loss realized upon a taxable disposition of our shares by a domestic shareholder who is not a dealer in securities will be treated as a capital gain or loss. Any loss upon a sale or exchange of shares of our common stock by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of actual or deemed distributions from us that were required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of our shares may be disallowed if other shares of our stock are purchased within 30 days before or after the disposition.
For non-corporate taxpayers, the tax rate differential between capital gain and ordinary income may be significant. Under current law, the highest marginal non-corporate income tax rate applicable to ordinary income is 39.6%. Any capital gain recognized or otherwise properly taken into account generally will be taxed to a non-corporate taxpayer at a maximum rate of 20% with respect to capital assets held for more than one year. The tax rates applicable to ordinary income apply to gain from the sale or exchange of capital assets held for one year or less. In the case of capital gain attributable to the sale or exchange of certain real property held for more than one year, an amount of such gain equal to the amount of all prior depreciation deductions not otherwise required to be taxed as ordinary depreciation recapture income will be taxed at a maximum rate of 25%. With respect to distributions designated by us as capital gain dividends (including any deemed distributions of retained capital gains), subject to certain limits, we also may designate, and will notify our shareholders, whether the dividend is taxable to non-corporate shareholders at regular long-term capital gain rates or at the 25% rate applicable to gain corresponding to unrecaptured depreciation.
The characterization of income as capital or ordinary also may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a non-corporate taxpayer’s ordinary income only up to a maximum annual amount of $3,000. Non-corporate taxpayers may carry forward their unused capital losses. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of its capital gains, with unused losses eligible to be carried back three years and forward five years.
Information Reporting and Backup Withholding. In general, information reporting requirements will apply to distributions made with respect to our shares and to payments of the proceeds on the sale of our shares, unless an exception applies. Under the backup withholding rules, a shareholder may be subject to backup withholding, at a rate equal to the fourth lowest rate of federal income tax applicable to ordinary income of individuals (currently 28%), with respect to such amounts unless such shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide his or her correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding may be applied as a credit against the shareholder’s federal income tax liability, which could result in a refund.
Medicare Tax on Unearned Income. For taxable years beginning after December 31, 2012, a domestic shareholder that is an individual, an estate, or a trust (other than certain types of exempt trusts) will generally be subject to a 3.8% tax on the lesser of (1) such person’s “net investment income” for the relevant taxable year and (2) the excess of such person’s modified adjusted gross income for such taxable year over a certain threshold (which threshold will generally be (a) $250,000 in the case of a married individual filing a joint return, and (b) $200,000 in the case of an unmarried individual). A domestic shareholder’s net investment income will generally include ordinary and capital gain dividend income received in respect of our shares, and gains from the sale or other disposition of our shares, unless such dividend income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive activities or securities or commodities trading activities). If you are a domestic shareholder that is an individual, an estate, or a trust, you are urged to consult your own tax advisor regarding the applicability of this tax to your income and gains in respect of your investment in our shares.
Taxation of Tax-Exempt Shareholders. The Internal Revenue Service has ruled publicly that amounts distributed by a REIT to a tax-exempt employees’ pension trust do not constitute “unrelated business taxable income” (“UBTI”). Based upon this ruling and subject to the discussion below regarding qualified pension trust investors, distributions by us to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Code and the shares of our stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. Revenue rulings, however, are interpretive in nature and subject to revocation or modification by the Internal Revenue Service.
For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Section 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in our shares will constitute UBTI under certain circumstances. These prospective investors should consult with their tax advisors regarding the special UBTI rules applicable to them.
Notwithstanding the foregoing, a “qualified trust” (defined to be any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) by relying on a special “look-through” rule under which shares held by qualified trust shareholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein, and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is “predominantly held” if either (i) a single qualified trust holds more than 25% of the value of the REIT’s shares or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT’s shares, hold in the aggregate more than 50% of the value of the REIT’s shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT’s shares is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on its UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying upon the “look-through” rule.
Taxation of Foreign Shareholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, “Non-U.S. Shareholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.
Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Shareholder’s conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Shareholder that are not designated as capital gain dividends unless (i) a lower treaty rate applies and the required IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us or (ii) the Non-U.S. Shareholder files an IRS Form W-8ECI with us properly claiming that the distribution is “effectively connected” income. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares of stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder’s shares, such excess will constitute gain that may be subject to U.S. federal income tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. In addition, the portion of such distributions in excess of current and accumulated earnings and profits, to the extent not subject to the 30% withholding tax on ordinary dividends, will be subject to a 10% withholding tax under FIRPTA, unless the Non-U.S. Shareholder obtains a withholding certificate from the Internal Revenue Service establishing the right to a reduced amount of FIRPTA withholding. The Non-U.S. Shareholder may seek a refund from the Internal Revenue Service of excess tax withheld if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits or, if the 10% withholding tax applied, did not give rise to taxable gain under FIRPTA.
Under current law, distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by us of U.S. real property interests will not be treated under FIRPTA as income “effectively connected” with a U.S. business carried on by the Non-U.S. Shareholder, provided that (i) the distribution is received with respect to a class of our stock that is regularly traded on an established securities market located in the United States and (ii) the Non-U.S. Shareholder does not own more than 5% of that regularly traded class of stock at any time during the one-year period ending on the date of the relevant distribution. Rather than being subject to tax as effectively connected income under FIRPTA, such distributions will be treated as ordinary REIT dividends that are not capital gain dividends. Thus, such distributions generally will be subject to the 30% withholding tax described above, such distributions will not be subject to the branch profits tax, and Non-U.S. Shareholders generally will not be required to file a U.S. federal income tax return by reason of receiving such distributions.
In the case of any Non-U.S. Shareholder who is not eligible for the exception described above (an “Ineligible Non-U.S. Shareholder”), for any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to such Ineligible Non-U.S. Shareholder under the provisions of FIRPTA. Under FIRPTA, these distributions are taxed to an Ineligible Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Thus, Ineligible Non-U.S. Shareholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and will be required to file U.S. federal income tax returns. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Ineligible Non-U.S. Shareholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution to an Ineligible Non-U.S. Shareholder that could be designated by us as a capital gain dividend. This amount may be applied as a credit against the Ineligible Non-U.S. Shareholder’s FIRPTA tax liability.
Gain recognized by a Non-U.S. Shareholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. We believe that we currently qualify as a “domestically controlled REIT,” and that the sale of common stock by a Non-U.S. Shareholder therefore will not be subject to tax under FIRPTA. Because our stock is publicly traded, however, no assurance can be given that we are, or will continue to be, a domestically controlled REIT. If we were not a domestically controlled REIT, whether a Non-U.S. Shareholder’s gain would be taxed under FIRPTA would depend on whether our common stock is regularly traded on an established securities market at the time of sale and on the size of the selling shareholder’s interest in our stock. In addition, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) the investment in our common stock is treated as effectively connected with the Non-U.S. Shareholder’s U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of our common stock were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such stock could be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.
Information Reporting and Backup Withholding for Non-U.S. Shareholders. Payments of dividends or of proceeds from the disposition of shares made to a Non-U.S. Shareholder may be subject to information reporting and backup withholding (currently imposed at a rate of 28%) unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have, or our paying agent has, actual knowledge or reason to know that a purported Non-U.S. Shareholder is a United States person. Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that required information is furnished to the Internal Revenue Service.
New Legislation Relating to Foreign Accounts. The Hiring Incentives to Restore Employment Act (the “HIRE Act”), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied. The portion of the HIRE Act that provides for this withholding tax and related provisions is known as the “Foreign Account Tax Compliance Act” or “FATCA.”
On January 17, 2013, the Treasury Department issued final regulations relating to FATCA. As a general matter, and among other things, FATCA will impose a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity certifies it has no substantial U.S. owners or furnishes information regarding each substantial U.S. owner, or (iii) the foreign entity is otherwise excepted under FATCA. Under the regulations, withholding is generally required (i) with respect to dividends on our shares beginning on January 1, 2014, and (ii) with respect to payments of gross proceeds from a sale or other disposition of our shares beginning on January 1, 2017. Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

State and Local Taxes
Cousins Properties Incorporated, its subsidiaries, and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside (although shareholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions), and their state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.
PLAN OF DISTRIBUTION
We may sell any securities:

•	to or through underwriters or dealers;

•	through agents;

•	in block trades;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.
The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale or at prices related to prevailing market prices, or at negotiated prices.
For each series of securities, the prospectus supplement will set forth the terms of the offering including:

•	the initial public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	our proceeds from the sale of the securities;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.
If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities may be on a firm commitment basis or best efforts basis and will be subject to certain conditions. If the underwriters agree to purchase the securities on a firm commitment basis, they will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

If we use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer.
Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions, or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.
We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.
We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.
The securities, other than the common stock, will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the securities on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.
One or more of the underwriters, dealer or agents, and/or one or more of their respective affiliates, may be a lender under our credit facility and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates in the ordinary course of our business.
EXPERTS
The financial statements, the related financial statement schedule, incorporated in this Prospectus by reference from Cousins Properties Incorporated’s Annual Report on Form 10-K filed February 13, 2013, and the effectiveness of Cousins Properties Incorporated’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The financial statement of revenue over certain operating expenses of Terminus 200 for the year ended December 31, 2012, incorporated by reference from Cousins Properties Incorporated’s Current Report on Form 8-K/A filed March 26, 2013, has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statement), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statement of Post Oak Central, incorporated in this Prospectus by reference from Cousins Properties Incorporated’s Current Report on Form 8-K/A filed March 26, 2013, has been audited by Frazier and Deeter, LLC, independent auditors, as stated in their report, which is incorporated herein by reference.  Such financial statement has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS
The legality of the securities will be passed upon for Cousins by King & Spalding LLP, Atlanta, Georgia.

PART II
INFORMATION NOT REQUIRED IN THIS PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution
Securities and Exchange Commission registration fee*	*
New York Stock Exchange Listing Fee	**
Accounting fees and expenses	**
Legal fees and expenses	**
Printing and distribution fees	**
Miscellaneous expenses	**
Total Expenses	**

*
We are registering an indeterminate amount of securities under this Registration Statement and in accordance with Rule 456(b) and 457(r), we are deferring payment of any registration fee until the time the securities are sold under this Registration Statement.

**	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.
All fees other than the SEC registration fee are estimated. Unless otherwise specified in the applicable prospectus supplement, all of the expenses of the issuance and distribution of the securities being offered will be borne by us.
Item 15. Indemnification of Directors and Officers
Part 5 of Article 8 of the Georgia Business Corporation Code (the “GBCC”) states:
14-2-850. Part definitions
As used in this part, the term:
(1) “Corporation” includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.
(2) “Director” or “officer” means an individual who is or was a director or officer, respectively, of a corporation or who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A director or officer is considered to be serving an employee benefit plan at the corporation’s request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director or officer to the plan or to participants in or beneficiaries of the plan. Director or officer includes, unless the context otherwise requires, the estate or personal representative of a director or officer.
(3) “Disinterested director” means a director who at the time of a vote referred to in subsection (c) of Code Section 14-2-853 or a vote or selection referred to in subsection (b) or (c) of Code Section 14-2-855 or subsection (a) of Code Section 14-2-856 is not:
(A) A party to the proceeding; or
(B) An individual who is a party to a proceeding having a familial, financial, professional, or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director’s judgment when voting on the decision being made.
(4) “Expenses” includes counsel fees.
(5) “Liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.
(6) “Official capacity” means:
(A) When used with respect to a director, the office of director in a corporation; and
(B) When used with respect to an officer, as contemplated in Code Section 14-2-857, the office in a corporation held by the officer.
Official capacity does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan, or other entity.
(7) “Party” means an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.
(8) “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal.
14-2-851. Authority to indemnify
(a) Except as otherwise provided in this Code section, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:
(1) Such individual conducted himself or herself in good faith; and
(2) Such individual reasonably believed:
(A) In the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;
(B) In all other cases, that such conduct was at least not opposed to the best interests of the corporation; and
(C) In the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.
(b) A director’s conduct with respect to an employee benefit plan for a purpose he or she believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (a)(2)(B) of this Code section.
(c) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this Code section.
(d) A corporation may not indemnify a director under this Code section:
(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under this Code section; or
(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.
14-2-852. Mandatory indemnification
A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

14-2-853. Advance for expenses
(a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:
(1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in Code Section 14-2-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by paragraph (4) of subsection (b) of Code Section 14-2-202; and
(2) His or her written undertaking to repay any funds advanced if it is ultimately determined that the director is not entitled to indemnification under this part.
(b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.
(c) Authorizations under this Code section shall be made:
(1) By the board of directors:
(A) When there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or
(B) When there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c) of Code Section 14-2-824, in which authorization directors who do not qualify as disinterested directors may participate; or
(2) By the shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.
14-2-854. Court-ordered indemnification and advances for expenses
(a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall:
(1) Order indemnification or advance for expenses if it determines that the director is entitled to indemnification or advance for expenses under this part; or
(2) Order indemnification or advance for expenses if it determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director or to advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Code Section 14-2-851, failed to comply with Code Section 14-2-853, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Code Section 14-2-851, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.
(b) If the court determines that the director is entitled to indemnification or advance for expenses under paragraph (1) of subsection (a) of this Code Section, it shall also order the corporation to pay the director’s reasonable expenses to obtain court ordered indemnification or advance for expenses. If the court determines that the director is entitled to indemnification or advance for expenses under paragraph (2) of subsection (a) of this Code section, it may also order the corporation to pay the director’s reasonable expenses to obtain court ordered indemnification or advance for expenses.
(c) The court may summarily determine, without a jury, a corporation’s obligation to advance expenses.
14-2-855. Determination and authorization of indemnification
(a) A corporation may not indemnify a director under Code Section 14-2-851 unless authorized thereunder and a determination has been made for a specific proceeding that indemnification of the director is permissible in the circumstances because he or she has met the relevant standard of conduct set forth in Code Section 14-2-851.
(b) The determination shall be made:
(1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;
(2) By special legal counsel:
(A) Selected in the manner prescribed in paragraph (1) of this subsection; or
(B) If there are fewer than two disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or
(3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.
(c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subparagraph (b)(2)(B) of this Code section to select special legal counsel.
14-2-856. Shareholder approved indemnification
(a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization.
(b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:
(1) For any appropriation, in violation of the director’s duties, of any business opportunity of the corporation;
(2) For acts or omissions which involve intentional misconduct or a knowing violation of law;
(3) For the types of liability set forth in Code Section 14-2-832; or
(4) For any transaction from which he or she received an improper personal benefit.
(c) Where approved or authorized in the manner described in subsection (a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:
(1) The director furnishes the corporation a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and
(2) The director furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that the director is not entitled to indemnification under this Code section.
14-2-857. Indemnification of officers, employees, and agents
(a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

(1) To the same extent as a director; and
(2) If he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes:
(A) Appropriation, in violation of his or her duties, of any business opportunity of the corporation;
(B) Acts or omissions which involve intentional misconduct, or a knowing violation of law;
(C) The types of liability set forth in Code Section 14-2-832; or
(D) Receipt of an improper personal benefit.
(b) The provisions of paragraph (2) of subsection (a) of this Code section shall apply to an officer who is also a director if the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.
(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852, and may apply to a court under Code Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.
(d) A corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.
14-2-858. Insurance
A corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, serves at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify or advance expenses to him or her against the same liability under this part.
14-2-859. Application of part
(a) A corporation may, by a provision in its articles of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds to pay for or reimburse expenses consistent with this part. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in subsection (c) of Code Section 14-2-853 or subsection (c) of Code Section 14-2-855.
(b) Any provision pursuant to subsection (a) of this Code section shall not obligate the corporation to indemnify or advance expenses to a director of a predecessor of the corporation, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. Any provision for indemnification or advance for expenses in the articles of incorporation, bylaws, or a resolution of the board of directors or shareholders, partners, or, in the case of limited liability companies, members or managers of a predecessor of the corporation or other entity in a merger or in a contract to which the predecessor is a party, existing at the time the merger takes effect, shall be governed by paragraph (3) of subsection (a) of Code Section 14-2-1106.
(c) A corporation may, by a provision in its articles of incorporation, limit any of the rights to indemnification or advance for expenses created by or pursuant to this part.
(d) This part shall not limit a corporation’s power to pay or reimburse expenses incurred by a director or an officer in connection with his or her appearance as a witness in a proceeding at a time when he or she is not a party.

(e) Except as expressly provided in Code Section 14-2-857, this part shall not limit a corporation’s power to indemnify, advance expenses to, or provide or maintain insurance on behalf of an employee or agent.
(f) Any provision in a corporation's articles of incorporation or bylaws or in a resolution adopted or contract approved by its board of directors or shareholders that obligates the corporation to provide indemnification to the fullest extent permitted by law shall, unless such provision or another provision in the corporation's articles of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders expressly provides otherwise, be deemed to obligate the corporation:

         (1) To advance funds to pay for or reimburse expenses in accordance with Code Section 14-2-853 to the fullest extent permitted by law; and
(2) To indemnify directors to the fullest extent permitted in Code Section 14-2-856, provided that such provision is duly authorized as required in subsection (a) of Code Section 14-2-856, and to indemnify officers to the fullest extent permitted in paragraph (2) of subsection (a) and subsection (b) of Code Section 14-2-857.
Restated and Amended Articles of Incorporation and Bylaws
As permitted by the GBCC, the Registrant’s Restated and Amended Articles of Incorporation provide that a director shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of duty of care or other duty as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of the Registrant, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions under Section 14-2-832 of the GBCC or (d) for any transaction from which the director derived an improper personal benefit.
Under Article VI of the Registrant’s Bylaws, the Registrant is required to indemnify any person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including any action by or in the right of the Registrant), by reason of the fact that he is or was a director, officer, agent or employee of the Registrant against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding provided that such person shall not be indemnified in any proceeding in which he is adjudged liable to the Registrant for (i) any appropriation, in violation of his duties, of any business opportunity of the Registrant, (ii) acts or omissions which involve intentional misconduct or knowing violation of law, (iii) unlawful corporate distributions or (iv) any transaction from which such person received improper personal benefit. Expenses incurred by any person according to the foregoing provisions shall be paid by the Registrant in advance of the final disposition of such proceeding upon receipt of the written affirmation of such person’s good faith belief that he has met the standards of conduct required under the Bylaws.
Indemnification Agreements between Registrant and Directors and Certain Officers

The Registrant has entered into indemnification agreements with its directors and certain officers providing contractual indemnification by the Registrant to the maximum extent authorized by law.

Item 16. Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.

Exhibit Number	Description
2.1
Membership Interest Purchase Agreement between 3280 Peachtree III LLC and MSREF VII Global U.S. Holdings (FRC), L.L.C., dated December 7, 2012 (incorporated by reference from Exhibit 2.1 to the Registrant’s Current Report on Form 8-K/A filed on March 26, 2013). (Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.)

2.2
First Amendment to Membership Interest Purchase Agreement between 3280 Peachtree III LLC and MSREF VII Global U.S. Holdings (FRC), L.L.C., dated January 30, 2013 (incorporated by reference from Exhibit 2.2 to the Registrant’s Current Report on Form 8-K/A filed on March 26, 2013). (Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.)

2.3
Sale and Contribution Agreement between Cousins Properties Incorporated, 3280 Peachtree I LLC, 3280 Peachtree III LLC and Terminus Acquisition Company LLC, dated February 4, 2013 (incorporated by reference from Exhibit 2.3 to the Registrant’s Current Report on Form 8-K/A filed on March 26, 2013). (Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.)

2.4
Purchase and Sale Agreement (Post Oak Central) between Crescent POC Investors, L.P. and Cousins POC I LLC, dated February 4, 2013 (incorporated by reference from Exhibit 2.4 to the Registrant’s Current Report on Form 8-K/A filed on March 26, 2013). (Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.)

3.1
Restated and Amended Articles of Incorporation of the Registrant, as amended August 9, 1999 (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002), as further amended July 22, 2003 (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on July 23, 2003), as further amended December 15, 2004 (incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004) and as further amended May 4, 2010 (incorporated by reference from the Registrant’s Current Report on Form 8-K filed May 10, 2010).

3.2	Bylaws of the Registrant, as amended and restated December 4, 2012 (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 7, 2012).
4.1	Form of Indenture.
4.2*	Form of Certificate of Designations relating to the Preferred Stock.
5.1	Opinion of King & Spalding LLP.
8.1	Opinion of King & Spalding LLP regarding certain tax matters.
8.2	Opinion of Deloitte Tax LLP regarding certain tax matters.
12.1	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.
23.1	Consent of King & Spalding LLP (included as part of its opinions filed as Exhibit 5.1 and Exhibit 8.1 hereto).
23.2	Consent of Deloitte & Touche LLP.

Exhibit Number	Description
23.3	Consent of Frazier and Deeter, LLC.
23.4	Consent of Deloitte Tax LLP (included as part of its opinion filed as Exhibit 8.2 hereto).
23.5	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney (included on signature page).
25.1†	Statement of Eligibility of Trustee on Form T-1.
* To be incorporated by reference from a Current Report on Form 8-K.
† To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.
Item 17. Undertakings
The undersigned registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule

430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
6. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
8. To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 29th day of March, 2013.

COUSINS PROPERTIES INCORPORATED

By:	/s/ Gregg D. Adzema

Gregg D. Adzema
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence L. Gellerstedt III, Gregg D. Adzema and Pamela F. Roper, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and any subsequent related registration statements and amendments thereto pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on March 29, 2013.

Signature	Title
/s/ Lawrence L. Gellerstedt Lawrence L. Gellerstedt III	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Gregg D. Adzema Gregg D. Adzema	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ John D. Harris, Jr. John D. Harris, Jr.	Senior Vice President Chief Accounting Officer and Assistant Secretary (Principal Accounting Officer)
/s/ S. Taylor Glover S. Taylor Glover	Chairman of the Board of Directors
/s/ Tom G. Charlesworth Tom G. Charlesworth	Director
/s/ James D. Edwards James D. Edwards	Director
/s/ Lillian C. Giornelli Lillian C. Giornelli	Director
/s/ James H. Hance, Jr. James H. Hance, Jr.	Director
__________________ William Porter Payne	Director
/s/ R. Dary Stone R. Dary Stone	Director

Exhibit Index

Exhibit Number	Description
2.1
Membership Interest Purchase Agreement between 3280 Peachtree III LLC and MSREF VII Global U.S. Holdings (FRC), L.L.C., dated December 7, 2012 (incorporated by reference from Exhibit 2.1 to the Registrant’s Current Report on Form 8-K/A filed on March 26, 2013). (Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.)

2.2
First Amendment to Membership Interest Purchase Agreement between 3280 Peachtree III LLC and MSREF VII Global U.S. Holdings (FRC), L.L.C., dated January 30, 2013 (incorporated by reference from Exhibit 2.2 to the Registrant’s Current Report on Form 8-K/A filed on March 26, 2013). (Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.)

2.3
Sale and Contribution Agreement between Cousins Properties Incorporated, 3280 Peachtree I LLC, 3280 Peachtree III LLC and Terminus Acquisition Company LLC, dated February 4, 2013 (incorporated by reference from Exhibit 2.3 to the Registrant’s Current Report on Form 8-K/A filed on March 26, 2013). (Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.)

2.4
Purchase and Sale Agreement (Post Oak Central) between Crescent POC Investors, L.P. and Cousins POC I LLC, dated February 4, 2013 (incorporated by reference from Exhibit 2.4 to the Registrant’s Current Report on Form 8-K/A filed on March 26, 2013). (Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.)

1.1*	Form of Underwriting Agreement.
3.1
Restated and Amended Articles of Incorporation of the Registrant, as amended August 9, 1999 (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002), as further amended July 22, 2003 (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on July 23, 2003), as further amended December 15, 2004 (incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004) and as further amended May 4, 2010 (incorporated by reference from the Registrant’s Current Report on Form 8-K filed May 10, 2010).

3.2	Bylaws of the Registrant, as amended and restated December 4, 2012 (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 7, 2012).
4.1	Form of Indenture.
4.2*	Form of Certificate of Designations relating to the Preferred Stock.
5.1	Opinion of King & Spalding LLP.
8.1	Opinion of King & Spalding LLP regarding certain tax matters.
8.2	Opinion of Deloitte Tax LLP regarding certain tax matters.
12.1	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

Exhibit Number	Description
23.1	Consent of King & Spalding LLP (included as part of its opinions filed as Exhibit 5.1 and Exhibit 8.1 hereto).
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Frazier and Deeter, LLC.
23.4	Consent of Deloitte Tax LLP (included as part of its opinion filed as Exhibit 8.2 hereto).
23.5	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney (included on signature page).
25.1†	Statement of Eligibility of Trustee on Form T-1.
* To be incorporated by reference from a Current Report on Form 8-K.
† To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.